CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated October 4, 2002, relating to the financial statements and financial highlights of Advantage Fund and Advantage Global Health Sciences Fund (two of the portfolios of INVESCO Counselor Series Funds, Inc.), which appears in the August 31, 2002 Annual Report to Shareholders of INVESCO Counselor Series Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Denver, Colorado
December 12, 2002